UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PG&E Corporation

(Name of the Registrant as Specified in its Charter)

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN GP, LLC

BLUEMOUNTAIN LOGAN OPPORTUNITIES MASTER FUND L.P.

BLUEMOUNTAIN SUMMIT TRADING L.P.

BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC

BLUEMOUNTAIN FURSAN FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC

BLUEMOUNTAIN GP HOLDINGS, LLC

VALUEACT SPRING MASTER FUND, L.P.

VALUEACT CAPITAL MANAGEMENT, L.P.

ANDREW FELDSTEIN

MICHAEL LIBERMAN

STEPHEN SIDEROW

JEFFREY UBBEN

ALVARO AGUIRRE

PHILIP ANGELIDES

MARJORIE BOWEN

FREDERICK BUCKMAN

DONALD CHAPPEL

DAVID CRANE

TANUJA DEHNE

KENNETH FEINBERG

CHRISTOPHER HART

MARK LERDAL

BARBARA LLOYD

RICHARD ROSENBLUM

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On March 29, 2019, BlueMountain Capital Management, LLC sent the following statement to certain media contacts:

“Despite the urgency of the challenges facing PG&E, the Company today chose to extend its nomination deadline for the seventh time. This Company has been plagued by inaction for far too long.

Consistent with Governor Newsom’s stated criteria, BlueMountain has already proposed a slate of 13 highly-qualified nominees with relevant safety, utility and clean energy expertise, as well as significant experience in the state of California. Our nominees not only have the skills and experience necessary to address the challenges the Company faces and to engage collaboratively with California leaders, they are also ready and willing to get to work now.

•	Safety and risk management: We believe the Company must work collaboratively with the public sector, and make safety, risk management, governance, accountability, and transparency its top priorities. The BlueMountain slate would bring directors with the experience to address these priorities, including Phil Angelides, Kenneth Feinberg and Christopher Hart.

•	Utility expertise: We believe the Company needs experienced utility executives who will lead the development of a new strategic vision and ensure disciplined execution. The BlueMountain slate includes five experienced utility executives, including Fred Buckman, Donald Chappel, David Crane, Tanuja Dehne and Dick Rosenblum.

•	Clean energy: We believe the board should reflect expertise in and a commitment to clean energy consistent with California’s 2020 renewable energy goals. The BlueMountain slate includes directors committed to a clear energy future, including Fred Buckman, David Crane, Dick Rosenblum, Mark Lerdal, Barbara Lloyd and Jeffrey Ubben.

•	California interests: We believe that the Company needs directors with diverse business backgrounds, prior board experience, a track record of civic engagement, and the proven ability to work with the public sector, as well as deep connections to the State of California. The BlueMountain slate includes a majority who have residences in and deep ties to California. In addition to Phil Angelides, the slate includes five California business and civic leaders: Alvaro Aguirre, Marjorie Bowen, Mark Lerdal, Barbara Lloyd and Jeffrey Ubben. David Crane and Dick Rosenblum have each run significant utility operations in California.

We do not believe it is in the best interests of PG&E, its shareholders or the people of California to be distracted by an unnecessary, lengthy and costly proxy fight. We urge the Company to avoid further delay and seat our nominees immediately.”

# # #

The BlueMountain Slate

•	Phil Angelides served as Chairman of the U.S. Financial Crisis Inquiry Commission, which conducted the nation's official investigation into the 2008 financial meltdown. The Commission's report helped bring to light the failures in risk management, governance, accountability, and ethics that caused the crisis. An effective and nationally recognized private and public sector leader, Mr. Angelides has deep experience in and knowledge of California public policy and government, including serving for eight years as California State Treasurer.

•	Kenneth Feinberg is well-known and highly regarded for his fair and efficient leadership in resolving victims' claims. Mr. Feinberg was appointed by the U.S. government to oversee the September 11th Victim Compensation Fund, jointly by the U.S. government and BP to oversee the Deepwater Horizon oil spill fund, by the Commonwealth of Massachusetts to oversee the fund to provide assistance to the victims of the Marathon bombing, and by Volkswagen as a consultant to the fund to compensate owners of vehicles with diesel emissions in excess of the legal limit.

•	Christopher Hart is a former Chairman of the National Transportation Safety Board (NTSB) and has decades of experience in safety administration and oversight of complex hazardous industries, including the gas pipeline explosion in San Bruno in 2010. In addition to 12 years at the NTSB, Mr. Hart held senior positions at the Federal Aviation Administration and the National Highway Traffic Safety Administration.

•	Fred Buckman served as the CEO of Consumers Energy, which serves nearly 3.5 million customers in Michigan with about 6.5 gigawatts of electricity and over 300 Bcf of annual natural gas deliveries. Dr. Buckman also served as the CEO of PacifiCorp, at the time serving over 2 million customers and operating 11 gigawatts of generation in California, Oregon, Washington, Wyoming, and Utah. Dr. Buckman, who has a PhD in Nuclear Engineering, currently serves as the CEO of Powerlink Transmission Company, which develops, owns, and operates electricity transmission networks.

•	Donald Chappel served as CFO of The Williams Companies for more than 14 years. Mr. Chappel led the company back to investment grade credit ratings and disciplined growth following the company's near bankruptcy in 2002. Williams handles approximately 30% of the U.S. natural gas supply and operates more than 33,000 miles of pipelines to deliver natural gas for residential, commercial, industrial, and power generation uses.

•	David Crane served as the CEO of NRG Energy, which serves nearly 3 million customers and operates 23 gigawatts of generation across the U.S. Notably, he led the power company's brown-to-green transformation, establishing NRG Energy as the largest owner-operator of solar plants in the U.S. at the time. Mr. Crane also served as the CEO and, before that, the COO of International Power. In recent years, he has worked extensively as an investor in and strategic adviser to various clean energy projects.

•	Tanuja Dehne served as NRG Energy's CAO where she oversaw the Human Resources, Information Technology, Communications, Corporate Marketing, and Sustainability departments. Prior to her role as the CAO, Ms. Dehne served as NRG's Deputy General Counsel and Corporate Secretary. Ms. Dehne is an expert in executive compensation, succession and work force planning, as well as the integration of ESG factors in boardroom strategy. She serves on the boards of Advanced Disposal Services and Granite Point Mortgage Trust.

•	Dick Rosenblum served as the CEO of Hawaiian Electric Company, which serves nearly 95% of the population of Hawaii over five separate islands (450,000 customers) and manages over 1 gigawatt of generation. Prior to joining Hawaiian Electric, Mr. Rosenblum spent 30 years with Southern California Edison, where he held senior leadership positions in Generation and in Transmission and Distribution.

•	Alvaro Aguirre was a managing director at Warburg Pincus, an investment banker at Morgan Stanley, and a securities lawyer at Sullivan & Cromwell. He has served on numerous public and private boards and is currently the Chairman of the Board at EmployBridge, the largest industrial staffing firm in the U.S. Mr. Aguirre also brings a track record of success in managing several corporate turnarounds and with public service and non-profit entities in California.

•	Marjorie Bowen was an investment banker for 19 years at Houlihan Lokey where she was a member of the firm's senior management, advised corporate boards on strategic transactions, and headed the fairness opinion practice. Ms. Bowen has served on numerous public and private boards, including Illinois Power Holdings (a Dynegy subsidiary); her directorships have focused on companies with operational or financial challenges.

•	Mark Lerdal has more than 30 years of experience as an investor, board member, operating executive, and attorney in renewable energy. He currently serves as the Executive Chairman at Leaf Clean Energy, a renewable and sustainable technology investment firm. Mr. Lerdal has served on public and private boards and is currently the Chairman of the Board of Elements Markets, a renewable fuel company. Mr. Lerdal previously served as a Managing Director at KKR Financial and as the CEO of Kenetech Corporation, an owner and operator of renewable power generation.

•	Barbara Lloyd has 30 years of experience in government, public finance, and project finance. She was a Managing Director in the Infrastructure Advisory Group at KPMG and she worked as a Public Finance banker at Lehman Brothers. Ms. Lloyd worked for more than 10 years in California state and local government, including as California's Chief Deputy Treasurer. She is presently the CEO of IMPACTS USA Advisory Services and a member of the board of directors of the California Clean Energy Fund.

•	Jeffrey Ubben is a founder and the Chief Executive Officer of ValueAct Capital, a San Francisco, California-based investment firm. He has served on the boards of some of the most recognized public and private companies in the world and has extensive experience in finance and corporate turnarounds. Through his experience managing the ValueAct Spring Fund, Mr. Ubben is an advocate for active and constructive engagement to support clean energy resources and to future-proof utility businesses.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with their intended proxy solicitation, BlueMountain Capital Management, LLC and its affiliates ("BlueMountain"), together with the other participants named below, intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the "SEC") to solicit shareholders in connection with the 2019 annual meeting of shareholders of PG&E Corporation (the "Company").

BLUEMOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT 800-322-2885 TOLL-FREE OR BY EMAIL: PGEPROXY@MACKENZIEPARTNERS.COM.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons may be deemed to be participants in any such proxy solicitation: Blue Mountain Credit Alternatives Master Fund L.P. ("BMCA"), BlueMountain Foinaven Master Fund L.P. ("BMF"), BlueMountain Foinaven GP, LLC ("BMF GP"), BlueMountain Logan Opportunities Master Fund L.P. ("BMLO"), BlueMountain Summit Trading L.P. ("BMST"), BlueMountain Summit Opportunities GP II, LLC ("BMST GP"), BlueMountain Fursan Fund L.P. ("BMFF"), BlueMountain Kicking Horse Fund L.P. ("BMKH", and together with BMCA, BMF, BMLO, BMST and BMFF, the "BlueMountain Funds"), BlueMountain Kicking Horse Fund GP, LLC ("BMKH GP"), BlueMountain GP Holdings, LLC ("GP Holdings"), BlueMountain Capital Management, LLC ("BMCM"), ValueAct Spring Master Fund, L.P. ("ValueAct Spring"), ValueAct Capital Management, L.P. ("VACM", and together with ValueAct Spring, "ValueAct"), Andrew Feldstein, the Chief Executive Officer and Chief Investment Officer of BMCM, Michael Liberman, the Co-President and Chief Operating Officer of BMCM, Stephen Siderow, the Co-President of BMCM, Jeffrey Ubben, the founder and Chief Executive Officer of ValueAct, and the other nominees for election as directors of the Company, which include Alvaro Aguirre, Philip Angelides, Marjorie Bowen, Frederick Buckman, Donald Chappel, David Crane, Tanuja Dehne , Kenneth Feinberg, Christopher Hart, Mark Lerdal, Barbara Lloyd, and Richard Rosenblum. Certain of these persons hold direct or indirect interests in securities of the Company as follows: BMCA is the owner of record of 1000 shares of common stock of the Company and is the holder and beneficial owner of 4,713,216 shares of common stock of the Company; BMF is the holder and beneficial owner of 1,520,400 shares of common stock of the Company and options to purchase 896,700 shares of common stock of the Company; BMF GP, the general partner of BMF, may be deemed to beneficially own the securities of the Company beneficially owned by BMF; BMLO is the holder and beneficial owner of 1,076,097 shares of common stock of the Company and options to purchase 484,500 shares of common stock of the Company; BMST is the holder and beneficial owner of 1,735,259 shares of common stock of the Company, options to purchase 2,184,700 shares of common stock of the Company, and cash-settled total return swaps referencing 3,099,578 shares of common stock of the Company; BMST GP, the general partner of BMST, may be deemed to beneficially own the securities of the Company beneficially owned by BMST; BMFF is the holder and beneficial owner of 1,661,001 shares of common stock of the Company and options to purchase 778,900 shares of common stock of the Company; BMKH is the holder and beneficial owner of 666,810 shares of common stock of the Company and options to purchase 655,200 shares of common stock of the Company; BMKH GP, the general partner of BMKH, may be deemed to beneficially own the securities of the Company beneficially owned by BMKH; GP Holdings, the sole owner of BMF GP, BMST GP and BMKH GP, may be deemed to beneficially own the securities of the Company beneficially owned by BMF, BMST and BMKH; BMCM, the investment manager to each of the BlueMountain Funds, is the beneficial owner of the securities of the Company held by each of the BlueMountain Funds; ValueAct Spring is the holder and beneficial owner of 1,000,000 shares of common stock of the Company; VACM, the investment manager to ValueAct Spring, may be deemed to beneficially own the securities of the Company held by ValueAct Spring; and by virtue of Mr. Ubben's position as portfolio manager to ValueAct Spring, Mr. Ubben may be deemed to beneficially own the shares of common stock of the Company held by ValueAct Spring and beneficially owned by VACM. Except as described herein, none of the participants is the record or beneficial owner, directly or indirectly, of any securities of the Company. Each of Mr. Feldstein, Mr. Liberman, Mr. Siderow and Mr. Ubben disclaims beneficial ownership of any shares of common stock of the Company, except to the extent of his pecuniary interest in such shares of common stock of the Company.